Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IDEARC INC.

Idearc Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Idearc, Inc. The Corporation was originally incorporated under the name “Verizon Directories Disposition Corporation” and the original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 20, 2006.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”). Pursuant to Sections 242 and 228 of the DGCL, the amendments and restatement herein set forth have been duly adopted by the Corporation’s Board of Directors and sole stockholder.

3. Pursuant to Section 245 of the DGCL, this Certificate of Incorporation amends, integrates and restates the provisions of the Original Certificate of Incorporation.

4. Pursuant to Section 103 of the DGCL, this Certificate of Incorporation shall become effective at              p.m. (New York time) on             , 2006.

5. The text of the Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Idearc Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A. Authorized Shares. The Corporation shall be authorized to issue              shares of capital stock, of which (i)              shares shall be common stock, par value $.01 per share (the “Common Stock”), and (ii)              shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

B. Authority of Board to Fix Terms of Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors of the Corporation (the “Board”). Prior to issuance of a series, the Board by resolution, and by filing a certificate pursuant to applicable law of the State of Delaware (such certificate hereinafter referred to as a “Certificate of Designations”) shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

C. Voting Rights. Except as required by the DGCL or as otherwise provided herein or in a Certificate of Designations, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. Except as otherwise provided herein or in a Certificate of Designations, at every meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation, on all matters submitted to a vote of stockholders; provided, however, except as otherwise required by the DGCL, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including a Certificate of Designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.

D. Dividends. Subject to the other provisions of this Certificate of Incorporation and a Certificate of Designations, the holders of Common Stock shall be entitled to receive dividends and other distributions in cash, stock of any entity or property of the Corporation, when and as declared out of assets or funds of the Corporation legally available therefor, at such times and in such amounts as the Board may determine in its sole discretion. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

E. Liquidation. If any voluntary or involuntary liquidation, dissolution or winding up of the Corporation occurs, then after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights, powers and preferences of any series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed pro rata to the holders of Common Stock. Neither the merger nor consolidation of the Corporation, nor the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities, other consideration or a combination thereof) of all or part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section E of Article IV.

F. No Preemptive Rights; No Cumulative Voting. No holder of shares of capital stock of any class or series of the Corporation or holder of any security or obligation convertible into shares of capital stock of any class or series of the Corporation shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of capital stock of any class or series of the Corporation, whether now or hereafter authorized; provided, however, this provision shall not (i) prohibit the Corporation from granting, contractually or otherwise, to any such holder, rights similar to preemptive rights entitling such holder to purchase additional securities of the Corporation or (ii) otherwise limit or otherwise modify any rights of any such holder pursuant to any such contract or other agreement. Stockholders of the Corporation shall not be entitled to exercise any right of cumulative voting with respect to any shares of capital stock of the corporation.

ARTICLE V

STOCKHOLDER ACTION

Immediately following the effective time that Verizon Communications, Inc., a Delaware corporation (“Verizon”), distributes the Common Stock of the Corporation to Verizon stockholders, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied, except as provided in Article VIII.

ARTICLE VI

BOARD OF DIRECTORS

A. Responsibilities. The business and affairs of the Corporation shall be managed under the direction of the Board.

B. Number. The number of directors of the Corporation shall be fixed, and may be altered from time to time, in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

C. Elections of Directors. Elections of directors need not be by written ballot, unless the Bylaws so provide.

D. Vacancies. Except as otherwise provided in a Certificate of Designations, vacancies in the Board and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

ARTICLE VII

INDEMNIFICATION AND LIMITATION OF LIABILITY

A. Indemnification of Authorized Representatives in Third Party Proceedings. The Corporation shall indemnify any person who was or is an authorized representative of the Corporation, and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to, the best interests of the Corporation, or, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

B. Indemnification of Authorized Representatives in Corporate Proceedings. The Corporation shall indemnify any person who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation; provided, however, that, except as provided in this Article 7 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board; provided further, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C. Mandatory Indemnification of Authorized Representatives. To the extent that an authorized representative or other employee or agent of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

D. Determination of Entitlement to Indemnification.—Any indemnification under section 7(A), (B) or (C) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative or other employee or agent is proper in the circumstances because such person has either met the applicable standard of conduct set forth in section 7(A) or (B) of this Article or has been successful on the merits or otherwise as set forth in section 7(C) of this Article and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

(1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such third party or corporate proceeding; or

(2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the stockholders.

E. Advancing Expenses. Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the Corporation in advance of the final disposition of such third party or corporate proceeding and within 30 days of receipt by the secretary of the Corporation of

(i) an application from such authorized representative setting forth the basis for such indemnification, and (ii) if required by law at the time such application is made, an undertaking by or on behalf of the authorized representative to repay such amount if it shall ultimately be determined that the authorized representative is not entitled to be indemnified by the Corporation as authorized in this Article. The financial ability of any authorized representative to make a repayment contemplated by this section shall not be a prerequisite to the making of an advance. Expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

F. Definitions. For purposes of this Article:

(1) “authorized representative” shall mean any and all directors and officers of the Corporation and any person designated as an authorized representative by the Board or any officer of the Corporation to whom the Board has delegated the authority to make such designations (which “authorized representative” may, but need not, include any person serving at the request of the Corporation as a director, officer, employee, [manager,] trustee or agent of another corporation, partnership, joint venture, trust or other enterprise);

(2) “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

(3) “corporate proceeding” shall mean any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor and any investigative proceeding by the Corporation;

(4) “criminal third party proceeding” shall include any action or investigation which could or does lead to a criminal third party proceeding;

(5) “expenses” shall include attorneys’ fees and disbursements;

(6) “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan;

(7) actions “not opposed to the best interests of the Corporation” shall include without limitation actions taken in good faith and in a manner the authorized representative reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan;

(8) “other enterprises” shall include employee benefit plans;

(9) “party” shall include the giving of testimony or similar involvement;

(10) “serving at the request of the Corporation” shall include without limitation any service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants, or beneficiaries; and

(11) “third party proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation.

G. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

H. Scope of Article. The indemnification of authorized representatives and advancement of expenses, as authorized by the preceding provisions of this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an authorized representative and shall inure to the benefit of the heirs, executors and administrators of such a person.

I. Reliance on Provisions. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon rights of indemnification provided by this Article. Any repeal or modification of the provisions of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or benefit of a director existing at the time of such repeal or modification.

J. Severability. If this Article 7 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each authorized representative of the Corporation as to expenses, judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article 7 that shall not have been invalidated, by the DGCL or by any other applicable law.

K. Duty of Care. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the elimination or limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Section K of Article VII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

UNANIMOUS CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock entitled to vote to take such action at any annual or special meeting of stockholders of the Corporation and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings or meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to unless, within 60 days of the earliest dated consent delivered in the manner required in this section to the Corporation, written consents signed by the holders of all of the outstanding stock entitled to vote to take such action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE IX

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, adopt, repeal, alter, amend and rescind the Bylaws by resolutions adopted by a majority of the directors or as otherwise provided in the Bylaws.

ARTICLE X

BOARD CONSIDERATION OF ALL RELEVANT FACTORS

The Board, when evaluating any offer of another party to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation, or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the Corporation and its subsidiaries operate or are located and on any of the businesses and properties of the Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) the consideration being offered, not only in relation to the then current market price for the Corporation’s outstanding shares of capital stock, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board’s estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights, preferences and privileges of any nature conferred upon stockholders, directors, or any other persons or entities by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, any amendment or repeal of Article VII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

IN WITNESS WHEREOF, [            ] has caused this Certificate of Incorporation to be signed by John W. Diercksen, its sole director, this [    ] day of November, 2006.

[ ]

By:
John W. Diercksen, sole director